Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF A.P. PHARMA, INC.

A.P. Pharma, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended by adding at the end of the paragraph A the following new sentences:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each four shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the "Reverse Split"). Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term "New Common Stock" as used in this Article IV shall mean Common Stock as provided in this Certificate of Incorporation. The par value of the New Common Stock shall be $0.01 per share.”

SECOND: The foregoing Certificate of Amendment has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the provisions the Corporation’s Certificate of Incorporation and with the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 23 day of May, 2007.

/s/ Gregory Turnbull
Gregory Turnbull, President and Chief Executive Officer